Pricing Supplement dated November 27, 1996            Rule 424(b)(3)
(To Prospectus dated January 30, 1996 and                 File No. 33-65423
Prospectus Supplement dated January 30, 1996)

                      NATIONWIDE HEALTH PROPERTIES, INC.

                    Medium-Term Note, Series B - Fixed Rate
_________________________________________________________________
Face Amount: $20,000,000
Trade Date: November 26, 1996
Issue Price: 100%
Original Issue Date: December 2, 1996
Interest Rate: 7.06%
Net Proceeds to Issuer: $19,900,000
Interest Payment Dates: April 1, October 1
Agent's Commission: .5%
Regular Record Dates: March 17, September 16
Name of Agent: Goldman, Sachs & Co.
Stated Maturity Date: December 5, 2006
Agent acting in the capacity indicated below:
 [ ] As Agent
 [X] As Principal
Denominations (if other than $1000 and integral multiples
thereof):_______________
_________________________________________________________________

Day Count Convention:
 [X] 30/360 for the period from December 2, 1996 to December 5, 2006
 [ ] Actual/360 for the period from              to
 [ ] Actual/Actual for the period from           to
 [ ] Other (see attached)                        to

Redemption:
 [X] The Notes cannot be redeemed prior to the Stated Maturity Date.
 [ ] The Notes may be redeemed prior to Stated Maturity Date.
      Initial Redemption Date:
      Initial Redemption Percentage:     %
      Annual Redemption Percentage Reduction:    % until Redemption
       Percentage is 100% of the Principal Amount.

Repayment:
 [X] The Notes cannot be repaid prior to the Stated Maturity Date.
 [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
      Optional Repayment Date(s):
      Repayment Price:      %

Original Issue Discount: [ ]  Yes   [X]  No
 Total Amount of OID:
 Yield to Maturity:
 Initial Accrual Period:

Form: [X] Book-entry   [ ] Certificated
                    _______________________________________

  Goldman, Sachs & Co.                 Merrill Lynch & Co.